Exhibit 99.1

INDEPENDENT ACCOUNTANT’S REPORT

We have reviewed the accompanying consolidated balance sheets of First West Virginia Bancorp, Inc. and it’s subsidiary as of June 30, 2003 and 2002, and the related consolidated statements of changes in stockholders’ equity, and cash flows for the six-month period then ended and the consolidated statements of income for the six and three-month period then ended. These financial statements are the responsibility of the Company’s management.

We conducted our reviews in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States of America, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the accompanying financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with auditing standards generally accepted in the United States of America, the consolidated balance sheet as of December 31, 2002, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the year then ended (not presented herein); and in our report dated February 7, 2003, we expressed an unqualified opinion on those consolidated financial statements.

/s/ S.R. Snodgrass A.C.

Wheeling, West Virginia
August 8, 2003

S.R. Snodgrass, A.C.

980 National Road Wheeling, WV 26003-6400 Phone: 304-233-5030 Facsimile: 304-233-3062